UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016 (December 15, 2016)

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On December 15, 2016, the Board of Directors (the “Board”) of On Assignment, Inc. (the “Company”) nominated Mariel Joliet to the Board and Ms. Joliet has accepted the nomination. Ms. Joliet has also been appointed to serve as a member of the Board’s Audit Committee, and was determined by the Board to be “independent” pursuant to the definition set forth by the New York Stock Exchange. Ms. Joliet, age 50, has been an advisor to the Board and the Audit Committee since January 2016. The Board’s Nominating and Corporate Governance Committee believed that her contributions to the Board and Audit Committee were noteworthy and made a recommendation to the Board that the Board appoint her as a director.

From 1998 to 2008, Ms. Joliet was with Hilton Hotels Corporation, a publicly-traded hotel company. She most recently served as Senior Vice President and Treasurer and was instrumental in its sale to the Blackstone Group for $27 billion, one of the ten largest leveraged buy outs (LBOs) in history when it closed in 2007. In her capacity as Treasurer, Ms. Joliet was responsible for capital markets and financial investment initiatives, including credit ratings, debt/equity issuances, interest rate risk, cash management and foreign exchange. Prior to her role at Hilton, she had ten years of experience as a coverage officer and corporate banker at both Wachovia Bank and Corestates Bank, where she was responsible for client relationships and portfolio management. Ms. Joliet also serves as an advisory board member for the Vision Center at Children's Hospital Los Angeles, and serves as a member of Bright Eyes Foundation.

Ms. Joliet received a bachelor of science at the University of Scranton and earned a master in business administration from Marywood University. Ms. Joliet has a strong background in financing, acquisitions, deal structuring, strategic planning and operational integration, and provides advice to the Board and management in these areas, among others.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: December 21, 2016	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
SVP, Chief Legal Officer and Secretary